Exhibit 10.12

Navient Corporation 2014 Omnibus Incentive Plan

Bonus Restricted Stock Unit Term Sheet

Management Incentive Plan Award

SLM Corporation (“Predecessor SLM”) established the SLM Corporation 2012 Omnibus Incentive Plan (the “SLM Plan”).

In connection with the separation (the “Separation”) of the publicly-traded bank holding company pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”) by and among Predecessor SLM, New BLC Corporation, which entity was renamed as of April 29, 2014 as SLM Corporation (“SLM BankCo”), and Navient Corporation (“NewCo”), SLM BankCo has assumed the SLM Plan.

In connection with the Separation, then outstanding grants under the SLM Plan are required by the terms of the Separation Agreement to be modified and/or canceled and modified and/or new awards granted in respect of the outstanding awards, such grants to be under the Navient Corporation 2014 Omnibus Incentive Plan (the “NewCo Plan”).

            (the “Grantee”) was granted on February 4, 2014 (the “Original Grant Date”) Bonus Restricted Stock Units (“Bonus RSUs”) under the SLM Plan (the “Original Grant”).

The Original Grant is hereby canceled.

The Compensation and Personnel Committee of the Board of Directors of NewCo (the “Committee”) hereby grants to Grantee Bonus RSUs (the “Substitute Grant”) under the NewCo Plan with terms and conditions set out below.

Pursuant to the terms and conditions of the NewCo Plan, the Committee hereby grants to the Grantee on April 30, 2014 (the “Grant Date”) an award (the “Award”) of             Bonus RSUs, which represent the right to acquire shares of common stock of NewCo (the “Corporation”) subject to the following terms and conditions (this “Agreement”):

1.	Restrictions on Transfer. The Award is fully vested at grant, but subject to transfer restrictions (“Transfer Restrictions”), with such restrictions to lapse ratably over two years in one-half increments on February 4th in each of 2015 and 2016 and upon such lapsing the subject portion of the Award shall be settled in shares of the Corporation’s common stock.

2.	Employment Termination; Death; Disability. If not previously lapsed, the Transfer Restrictions will remain, and the Award will be converted into shares of common stock on the original terms and dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation or Predecessor SLM (or its subsidiaries) for any reason other than for Misconduct (as defined below) or (ii) the Grantee voluntarily ceases to be an employee of the Corporation or Predecessor SLM (or its subsidiaries) for any reason. For purposes of this Agreement, “Misconduct” is defined as an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation or Predecessor SLM, breach of fiduciary duty or deliberate disregard of Corporation or Predecessor

Exhibit 10.12

SLM rules; an unauthorized disclosure of any Corporation or Predecessor SLM trade secret or confidential information; any conduct constituting unfair competition; inducing any customer of the Corporation or Predecessor SLM to breach a contract with the Corporation or Predecessor SLM or any principal for whom the Corporation or Predecessor SLM acts as agent to terminate such agency relationship; or engaging in any other act or conduct proscribed by the senior human resources officer as Misconduct.

If not previously lapsed, the Transfer Restrictions will lapse and the Award will be settled in shares of the Corporation’s common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)). For purposes of this Agreement, “Disability” has the meaning set forth in the SLM Long Term Disability Plan in effect immediately prior to the Distribution Date (as defined in the Separation Agreement).

The Award shall be forfeited upon termination of employment due to Misconduct.

Notwithstanding anything stated herein, the NewCo Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

Grantee’s being an employee of the Corporation from and after the Grant Date shall not be treated as a termination of employment upon the Separation under the Original Grant and the Separation shall not be treated as a Change in Control under the SLM Plan or the NewCo Plan.

3.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on vested Awards subject to transfer restrictions will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same schedule regarding the lapsing of transfer restrictions to which the Award is subject. Upon such lapsing of any portion of the Award, the amount of Dividend Equivalents allocable to such Award and any Dividend Equivalents earned under the Original Grant allocable to this Award (and any fractional share amount) will also be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

Exhibit 10.12

4.	Section 409A. For purposes of section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all Bonus RSUs provided under this Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the NewCo Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Bonus RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated Bonus RSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1.409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the NewCo Plan or this Agreement to the contrary, if (x) any of the Bonus RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such Bonus RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such Bonus RSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such Bonus RSUs will be settled.

5.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation (the “Board”), or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria of the Corporation or Predecessor SLM has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy of the Corporation or Predecessor SLM or has committed fraud or Misconduct with respect to the Corporation or Predecessor SLM, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/RSUs/Bonus RSUs and the cancellation of any outstanding Options and/or Restricted Stock/RSUs/Bonus RSUs from the Grantee (whether or not such individual is currently employed by the Corporation (or its subsidiaries)) during the three-year period following the date the Board first learns of the violation, fraud or Misconduct.

Exhibit 10.12

6.	Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of Common Stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

7.	Data Privacy. As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the NewCo Plan. By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the NewCo Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the NewCo Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the NewCo Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the NewCo Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the NewCo Plan.

8.	Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the NewCo Plan by electronic means or to request Grantee’s consent to participate in the NewCo Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the NewCo Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

Exhibit 10.12

9.	Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the NewCo Plan.

10.	No Right to Continued Employment. Nothing in the NewCo Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

11.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

13.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn: Human Resources, Equity Plan Administration

300 Continental Drive

Newark, DE 19713

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

14.	Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the NewCo Plan, the terms of the NewCo Plan control, except as expressly stated otherwise herein. This Agreement and the NewCo Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the NewCo Plan.

15.

Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete

Exhibit 10.12

such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

Grantee is deemed to accept this Award of Bonus RSUs under this Agreement and to agree that such Award is subject to the terms and conditions set forth in this Agreement and the NewCo Plan unless Grantee provides the Corporation written notification of Grantee’s rejection of this Award of Bonus RSUs not later than 30 days after Grantee’s receipt of notice of the posting of this Agreement on-line or through electronic means (in which case such Award will be forfeited and Grantee shall have no further right or interest therein as of such date).

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